UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): February 23, 2005 (November 16, 2004)

LUMENIS LTD.
(Exact name of registrant as specified in its charter)

Israel (State or other jurisdiction of incorporation)	0-13012 (Commission File Number)	N.A. (I.R.S. Employer Identification No.)

P.O. Box 240, Yokneam, Israel (Address of principal executive offices)	20692 (Zip Code)

(972)(4) 959-9000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

1.	Employment Agreement for Daphna Kedmi

        On February 1, 2005, Daphna Kedmi commenced employment with the Company as the Company’s Vice President, General Counsel and Corporate Secretary pursuant to the employment agreement (the “Kedmi Employment Agreement”) entered into on November 16, 2004, as described herein, by and between Ms. Kedmi and the Company.

        Pursuant to the Kedmi Employment Agreement, Ms. Kedmi is entitled to an annual base salary of $200,000 and an annual bonus in accordance with the Company’s Bonus Plan for Executive Officers at a target performance rate equal to 100% of annual base salary. Also, pursuant to the Kedmi Employment Agreement, Ms. Kedmi is entitled to receive a grant of 100,000 options to purchase ordinary shares of the Company under the 2003 Israeli Stock Option Plan, vesting annually in three equal installments beginning November 16, 2005. Ms. Kedmi is also eligible to receive periodic grants of options as part of her total compensation consistent with the Company’s practice of compensating executive officers.

        Either party may terminate the Kedmi Employment Agreement at any time upon 90 days prior written notice (“90 Day Prior Notice”). In the event that the Company terminates Ms. Kedmi’s employment without Cause, Ms. Kedmi terminates her employment for good cause (including, without limitation, where Ms. Kedmi’s duties are diminished, any of the terms of the Kedmi Employment Agreement are not performed by the Company, Ms. Kedmi is required to relocate, or Ms. Kedmi’s compensation or benefits are reduced, a Change in Control (as defined in the Company Share Option Plan) occurs, or a change of management of the Company occurs), the Company shall be obligated to pay (i) Mr. Kedmi’s base salary and benefits through the 90 Day Prior Notice period, provided that Ms. Kedmi continues her employment obligation through such period, and (ii) the lump sum severance payment pursuant to the Israeli Severance Payment Law, 5723-1963, (iii) base salary and benefits for a 9 month period, in addition to the 90 Day Prior Notice period, and (iv) a pro rata bonus for the period for which Ms. Kedmi was employed in the Company during the calendar year in which termination occurs and for which a bonus is granted. In addition, on the date that the 90 Day Prior Notice is provided by the Company or Ms. Kedmi, Ms. Kedmi’s unvested options will vest in full.

        Pursuant to the Kedmi Employment Agreement, Ms. Kedmi has agreed to certain noncompetition and nonsolicitation covenants and is bound by confidentiality provisions.

        A copy of the Kedmi Employment Agreement is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference. The above description of the Kedmi Employment Agreement is qualified in its entirety by reference to the Kedmi Employment Agreement.

2.	Employment Agreement for Ruth Shaked

        On January 1, 2005, Ruth Shaked commenced employment with Lumenis Ltd. (the “Company”) as the Company’s Vice President for Human Resources pursuant to the employment agreement (the “Shaked Employment Agreement”) entered into on December 28, 2004, as described herein, by and between Ms. Shaked and the Company.

        Pursuant to the Shaked Employment Agreement, Ms. Shaked is entitled to an annual base salary of $120,000 and an annual bonus in accordance with the Company’s Bonus Plan for Executive Officers at a target performance rate equal to 50% of annual base salary. Also, pursuant to the Shaked Employment Agreement, Ms. Shaked is entitled to receive a grant of 50,000 options to purchase ordinary shares of the Company under the 2003 Israeli Stock Option Plan, vesting in four equal annual installments beginning on January 1, 2006. Ms. Shaked is also eligible to receive periodic grants of options as part of her total compensation consistent with the Company’s practice of compensating executive officers.

        Either party may terminate the Shaked Employment Agreement at any time upon 180 days prior written notice (“180 Day Prior Notice”). In the event the Shaked Employment Agreement is terminated by the Company without Cause, the Company shall be obligated to pay (i) Mr. Shaked’s base salary and benefits through the 180 Day Prior Notice period, provided that Ms. Shaked continues her employment obligation through such period, and (ii) a lump sum severance payment pursuant to the Israeli Severance Payment Law, 5723-1963.

        Pursuant to the Shaked Employment Agreement, Ms. Shaked has agreed to certain noncompetition and nonsolicitation covenants and is bound by confidentiality provisions.

        A copy of the Shaked Employment Agreement is filed as Exhibit 10.2 to this Current Report and is incorporated herein by reference. The above description of the Shaked Employment Agreement is qualified in its entirety by reference to the Shaked Employment Agreement.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
10.1	Employment Agreement, dated November 16, 2004, between Lumenis Ltd. and Daphna Kedmi
10.2	Employment Agreement, dated December 28, 2004, between Lumenis Ltd. and Ruth Shaked

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lumenis Ltd. Date: February 28, 2005 BY: /S/ Lauri Hanover —————————————— Lauri Hanover Chief Financial Officer